UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

current report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 29, 2012

NEWBRIDGE BANCORP

(Exact Name of Registrant as Specified in Charter)

North Carolina	000-11448	56-1348147
State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1501 Highwoods Boulevard, Suite 400, Greensboro North Carolina	27410
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (336) 369-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NDEX

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Item 3.02. Unregistered Sales of Equity Securities

On November 30, 2012, NewBridge Bancorp (the “Company”) completed a transaction pursuant to securities purchase agreements (the “Purchase Agreements”) with 22 separate purchasers, including certain officers and directors of the Company (each an “Investor,” and collectively, the “Investors”), pursuant to which the Investors invested an aggregate of approximately $56 million in cash in the Company through direct purchases of 422,456 shares of newly issued Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) and 140,217 shares of newly issued Series C Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”). The investments in the Series B Preferred Stock and the Series C Preferred Stock shall collectively be referred to herein as the “Investments” or the “Preferred Stock”. The execution of the Purchase Agreements was reported, and a summary description of the Purchase Agreements and the Preferred Stock was provided in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2012. A press release announcing the closing of the transaction is attached to this filing as Exhibit 99.1 and incorporated herein by reference.

The shares of Preferred Stock were offered and sold by the Company to accredited investors in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. FIG Partners, LLC and Keefe, Bruyette & Woods, Inc. served as Placement Agents with respect to the transaction, for which they will receive compensation of $2,672,697 in the aggregate.

Item 3.03.  Material Modification to Rights of Security Holders

The information set forth in Item 3.02 is incorporated herein by reference.

On November 29, 2012, the Company filed Articles of Amendment with the Secretary of State of North Carolina creating two new series of preferred stock out of the Company’s authorized and unissued shares of preferred stock. The preferences, limitations and relative rights of the Series B Preferred Stock and Series C Preferred Stock are fully set forth in the Certificate of Designation for the Series B Preferred Stock and Series C Preferred Stock (the “Certificate of Designation”). The Certificate of Designation provides that each of the Series B Preferred Stock and the Series C Preferred Stock is non-voting other than with respect to customary limited voting rights with respect to matters significantly and adversely affecting the rights and privileges of the applicable series of Preferred Stock. With respect to dividend rights and rights on liquidation, winding up and dissolution, both series of the Preferred Stock will rank (i) on parity with the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and (ii) senior to the Company’s common stock, par value $5.00 per share (the “Common Stock”). Each series of the Preferred Stock has a liquidation preference of $100 per share.

Each share of Preferred Stock will receive cumulative dividends as follows: (i) five percent (5%) for a period of six months following issuance, (ii) six percent (6%) for the next six months, (iii) seven percent (7%) for the next six months, and (iii) eight percent (8%) thereafter. If the Preferred Stock is converted to Common Stock within the first six-month period, no dividends will be owed or paid on the Preferred Stock.

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The foregoing description of the Articles of Amendment and the Certificate of Designation is a summary and does not purport to be a complete description of all of the terms of such documents or the effect such documents have on the rights of holders of Common Stock, and is qualified in its entirety by reference to such documents, which are attached hereto as Exhibits 3.1 and 4.1, respectively

Item 5.03 Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 29, 2012, the Company filed Articles of Amendment with the Secretary of State of North Carolina creating two new series of preferred stock out of the Company’s authorized and unissued shares of preferred stock. A copy of the Articles of Amendment and the Certificate of Designation are attached hereto as Exhibits 3.1 and 4.1, respectively.

Additional Information

The Company intends to file with the SEC a proxy statement in connection with certain matters related to the Investments, as more fully described in the Company’s Current Report on Form 8-K, filed with the SEC on November 1, 2012. The Company will mail the definitive proxy statement, when available, to its shareholders. Investors and shareholders are urged to read the proxy statement when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov or from the Company’s website at www.newbridgebank.com.

The Company and its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of certain matters relating to the transactions described or referenced herein. Investors may obtain additional information regarding the interest of Company’s executive officers and directors in the transactions by reading the proxy statement when it becomes available.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit
3.1	Articles of Amendment.
4.1	Certificate of Designation for the Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock and Series C Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock.
99.1	Press release of NewBridge Bancorp dated November 30, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWBRIDGE BANCORP

Dated: November 30, 2012	By:	/s/ Ramsey K. Hamadi
Ramsey K. Hamadi, Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Articles of Amendment.
4.1	Certificate of Designation for the Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock and Series C Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock.
99.1	Press release of NewBridge Bancorp dated November 30, 2012.

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